Exhibit 99.2

EXAR CORPORATION
FOURTH QUARTER FISCAL YEAR 2016 EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS

Exar Corporation is providing a copy of these prepared remarks in conjunction with our fiscal year 2016 fourth quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, May 11, 2016 at 4:45 p.m. EDT (1:45 p.m. PDT). To access the conference call, please dial (918) 534-8424 or (844) 359-0802. The passcode for the live call is 89428379. In addition, a live webcast will be available on Exar's Investor webpage and an archive of the conference call webcast will be available after the conclusion of the conference call.

Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data. Investors should also refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.

Discussion of Business and Non-GAAP Financial Highlights

Today we reported the following non-GAAP results for our fourth quarter fiscal 2016:

●	Revenue was $36.8 million, down 2% from $37.4 million last quarter, and down 16% from $43.9 million a year ago.
●	Gross profit was $17.5 million, up 1% from $17.3 million last quarter, and down 18% from $21.3 million a year ago.
●	Gross margin was 47.6%, up 144 basis points from 46.1% last quarter, and down 112 basis points from 48.7% a year ago.
●	Operating income was $3.9 million, up 10% from $3.5 million last quarter, and down 34% from $5.9 million a year ago.
●	Net income was $3.8 million, up 12% from $3.4 million last quarter, and down 32% from $5.6 million a year ago.
●	EPS was $0.08 per diluted share, up 14% from $0.07 last quarter, and down 27% from $0.11 a year ago.

Our net sales by end market in dollars and as a percentage of total net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	MARCH 27, 2016		DECEMBER 27, 2015		MARCH 29, 2015
Industrial	$17,453	47%	$18,339	49%	$20,021	46%
High-End Consumer	12,085	33%	13,207	35%	16,072	36%
Infrastructure	7,237	20%	5,893	16%	7,764	18%
Net Sales	$36,775	100%	$37,439	100%	$43,857	100%

Industrial. Fourth quarter Industrial revenue was 47% of sales, or $17.5 million, a decrease of 5% when compared to the $18.3 million reported in the third quarter of fiscal 2016. This decrease was consistent with expectations, and was attributable to seasonally soft demand in Asia associated with Chinese New Year, along with what was an anticipated reduction in channel inventory. Fiscal 2017 first quarter Industrial revenue is expected to grow sequentially, consistent with our overall top-line expectations. We expect the quarter to be seasonally stronger, benefitting from an additional week, and potentially offset in part by reduction of channel inventory.

High-End Consumer (or “HeC”). Fourth quarter HeC revenue was 33%, or $12.1 million, a decrease of 8% compared to the $13.2 million reported in the third quarter of fiscal 2016. HeC revenue was impacted by the timing of $1.1 million of display shipments to a single direct customer. Although shipped in the fourth quarter, it will not be recognized as revenue until the first quarter and is reflected in our first quarter guidance. Taking this into account, fiscal 2017 first quarter HeC revenue is expected to increase, but would otherwise be consistent with the flat demand environment over the last few quarters.

Infrastructure. Fourth quarter Infrastructure revenue was 20% of revenue, or $7.2 million, up 23% sequentially compared to $5.9 million in the third quarter of fiscal 2016. This increase was attributable to increased sales of legacy telecommunications products. Fiscal 2017 first quarter Infrastructure revenue is expected to modestly decline due to reduction in the same legacy telecomm product sales. Similar to Industrial, we expect Infrastructure in Fiscal 2017 first quarter to be seasonally stronger than the fourth quarter, benefitting from an additional week, and potentially offset in part by reduction of channel inventory.

Discussion of Non-GAAP Gross Margins, Operating Expenses and Operating Margins

Our net sales and operating results as a percentage of net sales were as follows for the periods presented (in thousands, except percentages):

	THREE MONTHS ENDED
	MARCH 27, 2016		DECEMBER 27, 2015		MARCH 29, 2015
Net Sales:	$36,775	100%	$37,439	100%	$43,857	100%
Cost of Sales	19,286	52%	20,175	54%	22,509	51%
Gross Margin	$17,489	48%	$17,264	46%	$21,348	49%
Operating Expenses	13,609	37%	13,728	37%	15,490	35%
Operating Income	$3,880	11%	$3,536	9%	$5,858	13%

Gross Margin

On a non-GAAP basis, fourth quarter gross margin was 47.6%, compared with a third quarter gross margin of 46.1%. This equates to a non-GAAP gross profit of $17.5 million for the fourth quarter, compared with $17.3 million last quarter. This sequential increase was attributable to a favorable product mix as well as the results from cost reduction initiatives gaining momentum.

Operating Expenses

Fourth quarter operating expenses on a non-GAAP basis of $13.6 million declined 1% sequentially from $13.7 million reported in the third quarter. Fourth quarter R&D expenses were $6.6 million, a 1% sequential increase as compared with the $6.5 million reported in the third quarter. R&D expenses were higher due to an increased focus on engineering in the cost down efforts. SG&A expenses were $7.0 million, down 3% sequentially compared with the $7.3 million reported in the third quarter.

Operating Margin

In the fourth quarter, operating income and operating margin on a non-GAAP basis were $3.9 million and 10.6%, respectively, compared to $3.5 million and 9.4% in the third quarter.

EBITDA

In the fourth quarter, non-GAAP EBITDA and EBITDA margin were $5.3 million and 14.1%, respectively, compared with $5.0 million and 13.3% in the third quarter.

Discussion of Non-GAAP Net Income/EPS and Capital Structure

Net Income

Fourth quarter non-GAAP net income was $3.8 million, compared with $3.4 million reported in the third quarter.

EPS

Fourth quarter non-GAAP earnings per fully diluted share was $0.08, compared with the $0.07 reported last quarter.

Capital Structure

The number of shares used in the fourth quarter calculation of non-GAAP results was 49.1 million shares, consistent with that of the third quarter. We did not repurchase any shares during the fourth quarter.

Discussion of GAAP Operating Results

The Company’s non-GAAP measures exclude certain recurring charges, such as stock-based compensation, amortization and impairment of acquired intangible assets, as well as certain one-time or non-recurring charges, such as charges from restructuring. Please see the section “Discussion of Non-GAAP Financial Measures” later in this document for more details on non-GAAP data.

In the fourth quarter, we took charges of (i) $3.4 million related to amortization, (ii) $1.2 million related to stock-based compensation, (iii) $0.8 million accrual for settlement and legal fees related to patent litigation, and (iv) $0.6 million related to ongoing restructuring activities and legal costs associated with the strategic alternatives review.

As a result, on a GAAP basis, fourth quarter gross margin was 40.2%, an increase over the third quarter gross margin of 39.2%. GAAP operating expenses for the fourth quarter were $16.9 million, compared with $21.5 million reported last quarter.

Fourth quarter GAAP net loss was $2.2 million, or a loss of $0.04 per share, compared with GAAP net loss of $7.1 million reported in the third quarter, or a loss of $0.15 per share.

Balance Sheet and Cash Flow Highlights

Cash and Equivalents

We ended the fourth fiscal quarter with $55.1 million in cash and cash equivalents, up from $53.4 million reported in the third quarter.

Net Accounts Receivable

Fourth quarter net accounts receivable increased to $32.8 million from $31.6 million last quarter. Fourth quarter DSO increased to 81 days, compared to 77 days last quarter.

Net Inventory

Fourth quarter net inventory increased to $28.8 million from $28.7 million in the third quarter. Fourth quarter days inventory was 119 days, compared to 122 days last quarter.

Fixed Assets

On May 9, 2016, we entered into an agreement with ASUS Computer International in which the parties agreed to consummate a sale and leaseback transaction. Under the terms of the Purchase Agreement, we agreed to sell our corporate headquarters properties in Fremont, California for a total purchase price of $26.0 million. We anticipate that the close of the sale-leaseback transaction will occur in May 2016.

Deferred Margin

Fourth quarter deferred margin increased to $7.8 million, compared with $6.6 million in the third quarter.

Cash Flow

Fourth quarter total depreciation and amortization was $4.9 million, of which $1.5 million was included in the non-GAAP results. This translates to a Non-GAAP EBITDA of $5.3 million for the fourth quarter. Cash flow from operations was $2.9 million. Free cash flow for the fourth quarter was $4.3 million, excluding payments relating to a lawsuit settlement of $1.7 million.

Discussion of 2017 First Quarter Non-GAAP Guidance

For the 2017 first quarter ending July 3, 2016, the Company expects revenue to be up 7% to 12% sequentially, non-GAAP gross margin to be in the range of 47% to 49%, and non-GAAP EPS on a fully diluted basis to be in the range of $0.09 to $0.13.

The first quarter of 2017 is comprised of fourteen weeks, as opposed to the usual thirteen weeks, and is reflected in the guidance.

Forward-Looking Statements Safe Harbor Disclosure

Except for historical information contained herein, this press release and matters discussed on the conference call contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding future trends in the Company’s end markets and the Company’s expected performance in the first quarter ending July 3, 2016 within these end markets, and the Company’s financial outlook expectations for the first quarter ending July 3, 2016, respectively, are forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. For a discussion of these risks and uncertainties, the Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission (SEC) filings, including, but not limited to, the “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our periodic reports on Form 10-K and Form 10-Q, which are on file with the SEC and available on our Investor webpage and on the SEC website at www.sec.gov. Additional risks include uncertainties of whether any strategic alternative will be identified by the Board of Directors, whether it will be pursued, whether it will receive Board of Directors and stockholder approval if necessary, whether it will be consummated and, if consummated, whether it will enhance value for all stockholders of Exar. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

There can be no assurance that Exar’s review of strategic alternatives will result in any specific action. Exar does not currently intend to disclose further developments with respect to this process unless and until its Board of Directors approves a specific action or otherwise concludes the review of strategic alternatives.

Discussion of Non-GAAP Financial Measures

The Company’s non-GAAP measures exclude charges related to stock-based compensation, amortization of acquired intangible assets and inventory step-up, impairment charges, technology licenses, restructuring charges and exit costs which include costs for personnel whose positions have been eliminated as part of a restructuring or are in the process of being eliminated as part of the discontinuation of a product line, severance costs associated with the former CEO, accruals for and proceeds received from dispute resolutions and patent litigation, merger and acquisition and related integration costs, certain income tax benefits and credits, certain warranty charges, net change in the fair value of contingent consideration, the write-down of deferred revenue under business combination accounting, and related income tax effects on certain excluded items. The Company excludes these items primarily because they are significant special expense and gain estimates, which management separates for consideration when evaluating and managing business operations. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate its current operating results and financial results and to compare them against historical financial results.  Additionally, we disclose below the non-GAAP measure of free cash flow, which is derived from our net cash provided (used) by operations, less purchases of fixed assets and IP, plus proceeds from the sale of IP. Management believes these non-GAAP measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  However, the manner in which we calculate these non-GAAP financial measures may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include or exclude other items.  The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Exar’s activities. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share or other measures prepared in accordance with GAAP.

Investors should refer to the reconciliation of Non-GAAP Results to GAAP Results, which is contained in our press release.